Exhibit 99.1

Warrior Reports Second Quarter 2025 Results and Updates Outlook
First commercial sales of Blue Creek steelmaking coal achieved ahead of schedule

Inclusion of premium steelmaking coal from Blue Creek in sales mix contributed to strong cash margins, positive net income and positive operating cash flows despite market conditions

Startup of Blue Creek longwall operations ahead of schedule and on budget

Full year outlook updated

BROOKWOOD, AL - August 6, 2025 - Warrior Met Coal, Inc. (NYSE: HCC) (“Warrior” or the “Company”) today announced results for the second quarter of 2025. Warrior is the leading dedicated U.S.-based producer and exporter of high-quality steelmaking coal for the global steel industry.

Warrior reported net income for the second quarter of 2025 of $5.6 million, or $0.11 per diluted share, a decrease from net income of $70.7 million, or $1.35 per diluted share, in the second quarter of 2024. The Company reported Adjusted EBITDA of $53.6 million in the second quarter of 2025 compared to Adjusted EBITDA of $115.9 million in the second quarter of 2024. These results continue to be substantially impacted by significantly weaker steelmaking coal market conditions reflected in the 24% lower average index price for premium low-vol steelmaking coal from the prior year comparable quarter.

Second Quarter Highlights

•Achieved the first commercial sales of 239 thousand short tons of steelmaking coal from the Blue Creek mine ahead of schedule and produced 348 thousand short tons from continuous miner development on the first longwall panel;

•Announced the acceleration of the longwall startup at Blue Creek to early first quarter of 2026;

•Completed the installation of the truck dump and rail loadout at Blue Creek, which enabled sending the first trainloads of steelmaking coal to the port for the first shipments to customers;

•Completed the installation and commissioning of module A of the preparation plant at Blue Creek and made significant progress on the overland clean coal belt and the barge loadout;

•Reported a 6% increase in total sales and production volumes compared to the prior year comparable quarter, primarily attributable to Blue Creek;

•Recorded cash cost of sales (free-on-board port) per short ton of $101.17, an 18% reduction from $123.78 per short ton quarter-over-quarter, driven by a variable cost structure, a disciplined approach to cost control and operational efficiency, and the sales mix of Blue Creek steelmaking coal and its inherent lower cost structure; and

•Recorded $37.5 million of cash provided by operating activities despite an average Platts Premium Low Vol FOB Australian index price of $167.12 per short ton during the quarter which represented a 24% decrease from the prior year comparable quarter.

“Despite headwinds in the global steelmaking industry, Warrior delivered strong operational results, maintained positive cash margins, and generated positive operating cash flows,” commented Walt Scheller, CEO of Warrior. “These outcomes reflect the strength of our cost discipline, the flexibility of our variable cost structure, and the resilience of our team in managing volatile market conditions. As we navigate challenging market dynamics driven by excess Chinese steel exports, global tariff uncertainties, seasonal demand softness, and ample spot supply, we remain focused on what we can control—protecting margins, preserving cash flow, and executing on our long-term growth strategy."

“This quarter was bolstered by the first commercial sales of steelmaking coal from our Blue Creek mine, which occurred ahead of schedule. This major milestone marks a critical inflection point in the development of this premier asset, representing the beginning of a transition from capital investment to revenue generation. The strong market interest in Blue Creek's high-quality steelmaking coal, combined with the mine's inherently low-cost structure, reinforces our confidence in the long-term value of this project and its role in driving sustainable shareholder returns. Importantly, we now anticipate the longwall startup to occur ahead of schedule early in the first quarter of 2026,” Scheller concluded.

Operating Results
Sales volumes in the second quarter of 2025 were 2.2 million short tons compared to 2.1 million short tons in the second quarter of 2024, representing a 6% increase, driven primarily by sales of Blue Creek steelmaking coal.

The Company produced 2.3 million short tons of steelmaking coal in the second quarter of 2025, compared to 2.2 million short tons in the second quarter of 2024, representing a 6% increase, including 348 thousand short tons produced at Blue Creek. Inventory levels remained consistent at 1.2 million short tons as of June 30, 2025, compared to March 31, 2025.

Additional Financial Results
Total revenues were $297.5 million for the second quarter of 2025, which compares to total revenues of $396.5 million for the second quarter of 2024. The average net selling price of the Company's steelmaking coal decreased 30.1% from $186.09 per short ton in the second quarter of 2024 to $130.01 per short ton in the second quarter of 2025. The average gross selling price realization was approximately 80% of the Platts Premium Low Vol FOB Australian index price for the second quarter of 2025 primarily driven by a higher sales mix of high-vol A steelmaking coal and a lower price index relativity to premium low-vol.

Cost of sales for the second quarter of 2025 were $226.4 million compared to $261.3 million for the second quarter of 2024. Cash cost of sales (free-on-board port) for the second quarter of 2025 were $224.5 million, or 78% of mining revenues, compared to $259.7 million, or 67% of mining revenues in the same period of 2024. Cash cost of sales (free-on-board port) per short ton decreased to $101.17 in the second quarter of 2025 from $123.78 in the second quarter of 2024, driven primarily by lower steelmaking coal prices and its effect on Warrior's variable cost structure, primarily for wages, transportation and royalties combined with the Company's disciplined approach to cost control and operational efficiency and the sales mix of Blue Creek coal and its inherent lower cost structure.

Selling, general and administrative expenses for the second quarter of 2025 were $11.9 million, or 4% of total revenues, and were lower than the same period last year of $15.5 million due to lower employee-related expenses combined with a continued focus on tightly managing expenses across the business.

Depreciation and depletion expenses for the second quarter of 2025 were $43.3 million, or 14.5% of total revenues and were higher than the same period last year of 9.6% of total revenues primarily due to depreciation expense recognized on additional assets placed into service at Blue Creek and higher sales volumes. Warrior achieved net interest income of $2.2 million during the second quarter of 2025, which is lower than the prior year due to lower interest income on lower cash balances and lower earned rates of return combined with higher interest expense due to interest on new leased equipment.

Income tax expense was $4.3 million in the second quarter of 2025 on a pre-tax income of $9.9 million primarily driven by an income tax benefit for foreign-derived intangible income and depletion expense. This compares to an income tax expense of $8.5 million on pre-tax income of $79.2 million in the second quarter of 2024.

Cash Flow and Liquidity
The Company generated positive cash flows from operations of $37.5 million in the second quarter of 2025, compared to $147.0 million in the second quarter of 2024. Capital expenditures and mine development for the second quarter of 2025 were $94.3 million compared to $121.6 million in the second quarter of 2024. The second quarter of 2025 includes $51.8 million of capital expenditures for the continued development of Blue Creek, which brings the total year-to-date capital expenditures to $107.0 million and project-to-date capital expenditures to $823.5 million. Free cash flows in the second quarter of 2025 were negative $56.7 million compared to free cash flows of $25.4 million in the second quarter of 2024, driven primarily by lower steelmaking coal prices.

Net working capital, excluding cash, for the second quarter of 2025 increased by $13.5 million from the first quarter of 2025, primarily reflecting higher supplies inventory partially offset by lower accounts receivable.

Cash flows used in financing activities for the second quarter of 2025 were $14.8 million, primarily due to principal repayments of financing lease obligations of $10.6 million and payment of a regular quarterly dividend of $4.2 million.

The Company’s total liquidity as of June 30, 2025 was $545.0 million, consisting of cash and cash equivalents of $383.3 million, short-term investments of $38.1 million, which is net of $9.7 million posted as collateral, long-term investments of $10.1 million and available liquidity under its ABL Facility of $113.5 million, net of outstanding letters of credit of $2.5 million.

Capital Allocation
On July 29, 2025, our Board declared a regular quarterly cash dividend of $0.08 per share, which the Company plans to distribute on August 15, 2025, to stockholders of record as of the close of business on August 8, 2025.

Company Outlook
In order to better reflect the expected market conditions for the year and Warrior's disciplined approach to managing costs, the Company is updating its guidance for the full year 2025. This guidance is subject to many risks that may impact performance, such as global trade and tariff uncertainties, market conditions in the steel and steelmaking coal industries and overall global economic and competitive conditions, all as more fully described under Forward-Looking Statements. Warrior will continue to evaluate the impact of trade and tariff uncertainties on its business for the remainder of the fiscal year.

Coal sales	8.8 - 9.5 million short tons
Coal production	8.3 - 9.1 million short tons
Cash cost of sales (free-on-board port)	$110 - $120 per short ton
Capital expenditures for sustaining existing mines	$90 - $100 million
Capital expenditures for Blue Creek project	$225 - $250 million
Mine development costs for Blue Creek project	$85 - $100 million
Depreciation and depletion	$185 - $210 million
Selling, general and administrative expenses	$65 - $75 million
Interest expense	$10 - $15 million
Interest income	$15 - $20 million

The Company's 2025 production and sales guidance contains approximately 1.0 million short tons of High Vol A steelmaking coal from the Blue Creek continuous miner units, which are expected to be sold primarily in the second half of 2025.

Key factors that may affect the full year 2025 outlook include:
•One longwall move in Q2 and three planned longwall moves before year end (two in Q3 and one in Q4),
•HCC index pricing, geography of sales and freight rates,
•Trade and tariff policies,
•Exclusion of other non-recurring costs,
•New labor contract, and
•Inflationary pressures.

The Company's guidance for its capital expenditures consists of sustaining capital spending of approximately $90-$100 million, including regulatory gas requirements and final 4 North bunker construction, and discretionary capital spending of $225-$250 million for the development of the Blue Creek reserves.

The Company does not provide reconciliations of its outlook for cash cost of sales (free-on-board port) to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable Generally Accepted Accounting Principles ("GAAP") cost of sales. These items typically include non-cash asset retirement obligation accretion expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include in a GAAP estimate. The unavailable information could have a significant impact on the Company's reported financial results.

Use of Non-GAAP Financial Measures
This release contains the use of certain non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call
The Company will hold a conference call to discuss its second quarter 2025 results today, August 6, 2025, at 4:30 p.m. ET. To listen to the event live or access an archived recording, please visit http://investors.warriormetcoal.com. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET on August 6, 2025 until 6:30 p.m. ET on August 13, 2025. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 1271409.

About Warrior
Warrior is a U.S.-based, environmentally and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal metallurgical (met) steelmaking coal used as a critical component of steel production by metal manufacturers in Europe, South America and Asia. Warrior is a large-scale, low-cost producer and exporter of premium quality met coal, also known as hard-coking coal (HCC), operating highly efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur and has strong coking properties. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers. For more information, please visit www.warriormetcoal.com.

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding 2025 guidance, sales and production growth, ability to maintain cost structure, demand, pricing trends, management of liquidity, cash flows, expenses and expected capital expenditures, the Company's future ability to create value for stockholders, as well as statements regarding production, inflationary pressures, the development of the Blue Creek project including the schedule for the startup of longwall operations, and the terms of any new labor contract. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance, or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry, including the risk of a continued decline in the index price for premium low-vol steelmaking coal; the impacts of U.S. and international trade policies and tariffs; the impact of global pandemics, including the impact of any such pandemic on its business and that of its customers, including the risk of a decline in demand for the Company's met coal due to the impact of any such pandemic on steel manufacturers; the impact of inflation on the Company, the impact of geopolitical events, including the effects of the Russia-Ukraine war and the ongoing conflict in the Middle East; the inability of the Company to effectively operate its mines and the resulting decrease in production; the inability of the Company to transport its products to customers due to rail performance issues or the impact of weather and mechanical failures at the McDuffie Terminal at the Port of Mobile; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017 and the One Big Beautiful Bill Act of 2025; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining and labor strikes or slowdowns; the timing and impact of planned longwall moves; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including the expected returns from this project, if any, and the ability of Blue Creek to enhance the Company's portfolio of assets, the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its net operating losses to reduce or eliminate its cash taxes; the Company's ability to develop Blue Creek; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2024 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com
For Media:
D'Andre Wright, 205-554-6131
dandre.wright@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per-share amounts)
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024
Revenues:
Sales	$288,491	$390,424	$583,424	$888,423
Other revenues	9,032	6,099	14,042	11,613
Total revenues	297,523	396,524	597,466	900,036
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	226,412	261,305	472,147	546,892
Cost of other revenues (exclusive of items shown separately below)	8,210	10,673	16,083	20,638
Depreciation and depletion	43,255	38,150	88,532	78,173
Selling, general and administrative	11,923	15,492	30,365	34,352
Total costs and expenses	289,800	325,620	607,127	680,055
Operating income (loss)	7,723	70,904	(9,661)	219,982
Interest expense	(2,890)	(915)	(4,997)	(2,036)
Interest income	5,083	9,241	10,376	17,395
Income (loss) before income tax expense (benefit)	9,916	79,230	(4,282)	235,341
Income tax expense (benefit)	4,310	8,519	(1,720)	27,641
Net income (loss)	$5,606	$70,711	$(2,562)	$207,700
Basic and diluted net income (loss) per share:
Net income (loss) per share—basic	$0.11	$1.35	$(0.05)	$3.98
Net income (loss) per share—diluted	$0.11	$1.35	$(0.05)	$3.97
Weighted average number of shares outstanding—basic	52,588	52,321	52,526	52,242
Weighted average number of shares outstanding—diluted	52,616	52,378	52,526	52,293
Dividends per share:	$0.08	$0.08	$0.16	$0.66

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

(short tons in thousands)(1)	For the three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024
Tons sold	2,219	2,098	4,391	4,227
Tons produced	2,308	2,172	4,562	4,223
Average net selling price	$130.01	$186.09	$132.87	$210.18
Cash cost of sales (free-on-board port) per short ton(2)	$101.17	$123.78	$106.70	$128.66
Cost of production %	67%	61%	67%	61%
Transportation and royalties %	33%	39%	33%	39%
Cash margin per ton(3)	$28.84	$62.31	$26.17	$81.52
(1)    1 short ton is equivalent to 0.907185 metric tons.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024
Cost of sales	$226,412	$261,305	$472,147	$546,892
Asset retirement obligation accretion	(966)	(703)	(1,931)	(1,405)
Stock compensation expense	(942)	(912)	(1,684)	(1,625)
Cash cost of sales (free-on-board port)(2)	$224,504	$259,690	$468,532	$543,862

(2)     Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales (free-on-board port) is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales (free-on-board port) is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales (free-on-board port) may not be comparable to similarly titled measures used by other companies.
(3) Cash margin per ton is defined as average net selling price less cash cost of sales (free-on-board port) per short ton.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Unaudited)
RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

($ in thousands)	For the three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024
Net income (loss)	$5,606	$70,711	$(2,562)	$207,700
Interest income, net	(2,195)	(8,327)	(5,380)	(15,360)
Income tax expense (benefit)	4,310	8,519	(1,720)	27,641
Depreciation and depletion	43,255	38,150	88,532	78,173
Asset retirement obligation accretion	1,331	1,298	2,662	2,595
Stock compensation expense	2,045	5,040	10,098	14,187
Other non-cash accretion	495	451	989	902
Non-cash mark-to-market (gain) loss on gas hedges	(1,303)	—	415	—
Business interruption	24	101	22	302
Adjusted EBITDA(4)	$53,568	$115,943	$93,056	$316,140
Adjusted EBITDA margin(5)	18.0%	29.2%	15.6%	35.1%
Adjusted EBITDA per short ton(6)	$24.14	$55.26	$21.19	$74.79
(4)  Adjusted EBITDA is defined as net income (loss) before net interest income, net, income tax expense (benefit), depreciation and depletion, non-cash asset retirement obligation accretion, non-cash stock compensation expense, other non-cash accretion, non-cash mark-to-market (gain) loss on gas hedges and business interruption expenses.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income (loss), income (loss) from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.
(5) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.
(6) Adjusted EBITDA per ton is defined as Adjusted EBITDA divided by short tons sold.

RECONCILIATION OF ADJUSTED NET INCOME TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands, except per share amounts)	For the three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024
Net income (loss)	$5,606	$70,711	$(2,562)	$207,700
Business interruption, net of tax	14	89	13	267
Adjusted net income (loss)(7)	$5,620	$70,800	$(2,549)	$207,967

Weighted average number of shares outstanding—basic	52,588	52,321	52,526	52,242
Weighted average number of shares outstanding—diluted	52,616	52,378	52,526	52,293

Adjusted net income (loss) per share—basic	$0.11	$1.35	$(0.05)	$3.98
Adjusted net income (loss) per share—diluted	$0.11	$1.35	$(0.05)	$3.98
(7)    Adjusted net income (loss) is defined as net income (loss) net of business interruption expenses, net of tax (based on each respective period's effective tax rate). Adjusted net income (loss) is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income (loss) are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net income (loss) should not be considered in isolation, nor as an alternative to net income (loss) under GAAP. We believe adjusted net income (loss) is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net income (loss) may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024
OPERATING ACTIVITIES:
Net income (loss)	$5,606	$70,711	$(2,562)	$207,700
Non-cash adjustments to reconcile net income (loss) to net cash provided by operating activities	48,931	48,747	99,176	102,521
Changes in operating assets and liabilities:
Trade accounts receivable	3,995	30,690	(26,598)	(84,485)
Income tax receivable	—	—	—	7,833
Inventories	(15,252)	(8,245)	(7,531)	7,918
Prepaid expenses and other receivables	(1,339)	2,345	(7,304)	(2,923)
Accounts payable	4,197	18,842	19,635	24,473
Accrued expenses and other current liabilities	(5,115)	(14,939)	(23,550)	(9,892)
Other	(3,477)	(1,176)	(2,803)	(2,112)
Net cash provided by operating activities	37,546	146,975	48,463	251,033
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(74,966)	(110,961)	(143,476)	(210,664)
Mine development costs	(19,285)	(10,658)	(30,122)	(12,645)
(Purchase of) proceeds from investments	(81)	—	1,501	—
Net cash used in investing activities	(94,332)	(121,619)	(172,097)	(223,309)
FINANCING ACTIVITIES:
Net cash (used in) provided by financing activities	(14,819)	(10,191)	15,490	(56,898)
Net (decrease) increase in cash, cash equivalents and restricted cash	(71,605)	15,165	(108,144)	(29,174)
Cash, cash equivalents and restricted cash at beginning of period	462,593	693,858	499,132	738,197
Cash, cash equivalents and restricted cash at end of period	$390,988	$709,023	$390,988	$709,023
RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$37,546	$146,975	$48,463	$251,033
Purchases of property, plant and equipment and mine development costs	(94,251)	(121,619)	(173,598)	(223,309)
Free cash flow(8)	$(56,705)	$25,356	$(125,135)	$27,724
Free cash flow conversion(9)	(105.9)%	21.9%	(134.5)%	8.8%
(8) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment and mine development costs. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.
(9) Free cash flow conversion is defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
(in thousands, except share and per-share data)

	June 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$383,251	$491,547
Short-term investments	47,839	14,622
Trade accounts receivable	167,465	140,867
Inventories, net	214,915	207,590
Prepaid expenses and other receivables	39,275	32,436
Total current assets	852,745	887,062
Restricted cash	7,737	7,585
Mineral interests, net	68,868	72,245
Property, plant and equipment, net	1,675,295	1,549,470
Deferred income taxes	3,262	3,210
Long-term investments	10,090	44,604
Other long-term assets	27,405	27,340
Total assets	$2,645,402	$2,591,516
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,126	$40,178
Accrued expenses	74,107	85,369
Short-term financing lease liabilities	24,885	13,208
Other current liabilities	24,509	31,675
Total current liabilities	185,627	170,430
Long-term debt	153,925	153,612
Asset retirement obligations	73,504	72,138
Long-term financing lease liabilities	56,895	6,217
Deferred income taxes	60,542	63,835
Other long-term liabilities	34,624	34,467
Total liabilities	565,117	500,699
Stockholders’ Equity:
Common stock, $0.01 par value, (140,000,000 shares authorized as of June 30, 2025 and December 31, 2024; 54,791,187 issued and 52,569,346 outstanding as of June 30, 2025; 54,533,374 issued and 52,311,533 outstanding as of December 31, 2024)	548	545
Preferred stock, $0.01 par value per share (10,000,000 shares authorized; no shares issued and outstanding)	—	—
Treasury stock, at cost (2,221,841 shares as of June 30, 2025 and December 31, 2024)	(50,576)	(50,576)
Additional paid in capital	290,677	289,808
Retained earnings	1,839,636	1,851,040
Total stockholders’ equity	2,080,285	2,090,817
Total liabilities and stockholders’ equity	$2,645,402	$2,591,516